Exhibit 99.1

MannKind Corporation Reports 2012 Fourth Quarter and Full Year Financial Results

- Conference Call to Begin Today at 5:00 PM ET -

VALENCIA, Calif.--(BUSINESS WIRE)--February 11, 2013--MannKind Corporation (Nasdaq: MNKD) today reported financial results for the fourth quarter and year ended December 31, 2012.

For the fourth quarter of 2012, total operating expenses were $33.5 million, compared to $30.6 million for the same quarter of 2011, an increase of $2.9 million. Research and development (R&D) expenses were $25.3 million for the fourth quarter of 2012 compared to $20.2 million for the same quarter of 2011, an increase of $5.1 million. This 25.2% increase was primarily due to increased clinical trial related activities for the fourth quarter of 2012 as compared to the same quarter of 2011. General and administrative (G&A) expenses were $8.2 million for the fourth quarter of 2012 as compared to $10.3 million for the same quarter of 2011, a decrease of $2.1 million. This 20.4% decrease in G&A expense was primarily due to decreased legal expenses during the fourth quarter of 2012, as compared to the same quarter of 2011.

Other expense of $13.3 million for the fourth quarter of 2012 was primarily due to an adjustment in the fair value of a forward purchase contract with a related party settled in December 2012.

For fiscal year 2012, operating expenses totaled $147.0 million, compared to $140.6 million for fiscal year 2011, an increase of $6.4 million. Total R&D expenses were $101.5 million for fiscal year 2012, compared to $100.0 million for fiscal year 2011, an increase of $1.5 million. This 1.5% increase was primarily due to increased clinical trial-related expenses of $24.9 million, offset by the non-recurrence of $16.0 million in expenses recorded during fiscal year 2011 in connection with the settlement of the terminated insulin supply agreement and decreased salary-related expenses of $8.6 million resulting from the February 2011 restructuring. G&A expenses were $45.5 million for fiscal year 2012, compared to $40.6 million for fiscal year 2011, an increase of $4.9 million. This 12.1% increase was primarily due to $6.5 million in non-cash litigation settlement expenses incurred during fiscal year 2012, partially offset by decreased salary-related costs as a result of the February 2011 reduction in force.

Other expense for fiscal year 2012 was $1.2 million compared to other income of $1.5 million in the prior year. For 2012, other expense reflects the adjustment in fair value of forward purchase contracts. In 2011, other income was primarily realized gains on the termination of foreign exchange hedging contracts.

Net loss applicable to common stockholders for fiscal year 2012 was $(169.4) million, or $(0.94) per share based on 180.9 million weighted average shares outstanding, compared to net loss applicable to common stockholders of $(160.8) million, or $(1.32) per share based on 121.8 million weighted average shares outstanding for fiscal year 2011. The number of common shares outstanding at December 31, 2012 was 286,035,082.

Cash and cash equivalents were $61.8 million at December 31, 2012 and $2.7 million at December 31, 2011.

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (800) 447-0521 or (847) 413-3238 and use the participant passcode: 34087260. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 3408 7260#.

Presenting from the Company will be:

  Chairman and Chief Executive Officer Alfred Mann
  President and Chief Operating Officer Hakan Edstrom
  Corporate Vice President and Chief Financial Officer Matthew Pfeffer

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its lead product candidate, AFREZZA®, is in late stage clinical investigation for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia.

MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,		Cumulative period from February 14, 1991 (date of inception) to December 31,
	2012	2011	2012	2011	2012
Revenue	$—	$—	$35	$50	$3,166
Operating expenses:
Research and development	25,275	20,242	101,522	99,959	1,467,573
General and administrative	8,211	10,337	45,473	40,630	425,704
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428
Total operating expenses	33,486	30,579	146,995	140,589	2,064,431
Loss from operations	(33,486)	(30,579)	(146,960)	(140,539)	(2,061,265)
Other income (expense)	(13,269)	66	(1,191)	1,541	(2,267)
Interest expense on note payable to related party	(2,170)	(3,035)	(10,491)	(10,883)	(38,825)
Interest expense on senior convertible notes	(2,861)	(2,849)	(11,139)	(10,941)	(39,933)
Interest income	5	—	7	18	36,996
Loss before provision for income taxes	(51,781)	(36,397)	(169,774)	(160,804)	(2,105,294)
Income tax benefit	—	—	(408)	—	(382)
Net loss	(51,781)	(36,397)	(169,366)	(160,804)	(2,104,912)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)
Net loss applicable to common stockholders	$(51,781)	$(36,397)	$(169,366)	$(160,804)	$(2,128,124)
Net loss per share applicable to common stockholders — basic and diluted	$(0.23)	$(0.30)	$(0.94)	$(1.32)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	229,234	122,357	180,855	121,817

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	December 31, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$61,840	$2,681
Prepaid expenses and other current assets	4,970	3,140
Total current assets	66,810	5,821
Property and equipment — net	183,961	193,029
State research and development credit exchange receivable — net of current portion	313	473
Other assets	230	230
Total	$251,314	$199,553
Liabilities and Stockholders’ Deficit
Current liabilities	$144,775	$25,360
Senior convertible notes	97,583	210,642
Note payable to principal stockholder	119,635	277,203
Stockholders’ deficit	(110,679)	(313,652)
Total	$251,314	$199,553

CONTACT:
MannKind Corporation
Matthew J. Pfeffer
Chief Financial Officer
661-775-5300
mpfeffer@mannkindcorp.com